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EXHIBIT 23.1
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                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Century Business Services, Inc.:

         We consent to incorporation by reference in the registration statement on Form S-8 of Century Business Services, Inc. for the Beall, Garner, Screen & Geare, Inc. Employee Savings and Stock Ownership Plan, effective as amended and restated as of January 1, 1997 of the consolidated and combined balance sheets of Century Business Services, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated and combined statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and all related schedules, which appear in the December 31, 1998 annual report on Form 10-K of Century Business Services, Inc.



/s/ KPMG LLP

KPMG LLP
Cleveland, Ohio
March 18, 1999